EXHIBIT 99.1

COMPANY CONTACT:	INVESTOR & MEDIA CONTACTS:

Spectranetics Corporation	Lippert/Heilshorn & Associates, Inc.
John Schulte, Chief Executive Officer	Bruce Voss
Guy Childs, Chief Financial Officer	Ina McGuinness
(719) 633-8333	(310) 691-7100
www.spectranetics.com	www.lhai.com

DRAFT #7
JULY 1, 2003

SPECTRANETICS SECOND QUARTER FINANICAL RESULTS CONTINUE GROWTH TRENDS IN
DISPOSABLE PRODUCT SALES

COLORADO SPRINGS, Colo. (July 17, 2003) — Spectranetics Corporation (Nasdaq: SPNC) today reported financial results for the second quarter ended June 30, 2003.

Net income for the second quarter of 2003 was $53,000, or $0.00 per share, compared with a net loss of $2.3 million, or $0.09 per share, last year. Excluding proxy contest and settlement obligation charges of $1.8 million in the 2002 second quarter, net loss was $422,000, or $0.02 per share.

Total revenue for the second quarter of 2003 was $6.5 million, up slightly compared with the second quarter of 2002. Disposable product revenue (which includes coronary and lead removal products) rose 14% to $5.2 million, compared with $4.6 million last year, driven primarily by a 38% increase in lead removal revenue and partially offset by a 4% decrease in atherectomy revenue. Lead removal revenue increased primarily as a result of favorable market dynamics resulting from the expansion of patients eligible to receive automatic implantable cardioverter defibrillators (AICD) and the decision by the Centers for Medicare and Medicaid Services (CMS) to establish national reimbursement for a subset of these patients. When a patient who already has a pacemaker is upgraded to an AICD, the old pacemaker leads are generally removed due to the potential for electrical “cross-talk.”

Equipment product revenue (which includes laser hardware sales and rental fees) was $442,000 in the 2003 second quarter, down 48% compared with $852,000 during the 2002 second quarter. The worldwide installed base grew to 368 laser systems at June 30, 2003, a net increase of seven units during the quarter.

Gross margins strengthened to 73% for the second quarter of 2003, up from 69% last year, due primarily to a larger sales contribution from disposable products, which carry higher gross margins.

Operating expenses for the 2003 second quarter were $4.7 million, down 5% compared with $5.0 million, excluding proxy contest and settlement obligation charges, for the comparable quarter last year.

Commenting on this quarter’s financial performance, John G. Schulte, president and chief executive officer, said, “I am very pleased with this quarter’s disposable revenue performance as it was a near record for the company. The solid growth in our lead removal revenue business is supported by a developing trend of lead removal growth in conjunction with new defibrillator implants. While equipment revenues were down significantly compared with last year, we added a net of seven laser placements compared with four in the comparable prior year quarter. This represents the second highest quarterly growth in our installed base in the past year.”

“Near term, the growth driver that continues to hold the most significant promise for Spectranetics remains the treatment of critical limb ischemia, where we anticipate FDA approval before year end for this new indication for our excimer laser system. Longer term, the significant potential for growth in our coronary business remains focused on the treatment of saphenous vein grafts and acute myocardial infarction. We remain encouraged by interim progress being made on those fronts,” he added.

“We are adjusting our full-year 2003 total revenue guidance from 3 to 5% growth over last year to a range of $27.5 million to $28.0 million, which is essentially equal with last year. This reflects an anticipated shift towards rental and evaluation laser placements as opposed to sales of laser units. Additionally, based on first half results we expect our atherectomy business to be flat to slightly down compared with last year. In order to grow our atherectomy business in the future, we will focus on securing the necessary clinical data to support the use of our technology to treat saphenous vein grafts and acute myocardial infarction,” Schulte continued.

“Better than anticipated gross margins in the first half of this year — driven by a higher mix of disposable revenue — combined with continued emphasis on cost management activities, particularly in selling and administrative expenses, is leading us to leave our net income guidance for the full year 2003 unchanged at a range of $500,000 to $1 million,” he concluded.

Year to date, total revenue of $13.5 million was comparable to total revenues of $13.5 million for the first half of 2002. Net income for the six months ended June 30, 2003 was $194,000, or $0.01 per diluted share, compared with a net loss of $2.3 million, or $0.10 per share, during the first half of 2002. Excluding proxy contest and settlement obligation charges, the net loss during the first half of 2002 was $439,000, or $0.02 per share.

By product line, year to date 2003 disposable product revenue was $10.2 million, up 11% compared with last year, and equipment revenue was $1.5 million, down 32% from last year. Service revenue was essentially flat at $1.9 million for both periods.

The gross margin for the first half of 2003 was 71%, compared with 68% in the first half of 2002, favorably impacted by product mix.

Cash, cash equivalents and investment securities totaled $12.3 million at June 30, 2003, compared with $12.0 million at March 31, 2003 and $11.4 million at December 31, 2002.

Conference Call

Spectranetics will hold a conference call to discuss second quarter financial results today, beginning 11:00 a.m. Eastern Time. Individuals interested in listening to the conference call may do so by dialing 888.803.8271 for domestic callers, or 706.634.2467 for international callers. A telephone replay will be available for 48 hours following the conclusion of the call by dialing 800.642.1687 for domestic callers, or 706.645.9291 for international callers, and entering reservation code 1703400.

The conference call also will be available via the Internet live and for 14 days following the completion of the call, on the investor section of the company’s Web site at www.spectranetics.com.

About Spectranetics

Spectranetics is a medical device company that develops, manufactures and markets single-use medical devices used in minimally invasive surgical procedures within the cardiovascular system in conjunction with its proprietary excimer laser system. The company’s CVX-300® excimer laser is the only system approved by the FDA for multiple cardiovascular procedures, including coronary atherectomy, the treatment of in-stent restenosis prior to radiation therapy and the removal of problematic pacemaker and defibrillator leads. The company recently completed the LACI (Laser Angioplasty for Critical Limb Ischemia) clinical trial for laser atherectomy to improve circulation to the lower leg. The LACI trial data have been submitted to the FDA and the company anticipates FDA approval in late 2003. Nearly all of the company’s FDA-approved and investigational applications have received Communautes Europeennes (CE) mark registration for marketing within Europe.

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements are based on current assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties may include increasing price and product competition, increased pressure on expense levels resulting from expanded marketing and clinical activities, uncertain success of the company’s strategic direction, dependence on new product development, intellectual property claims of third parties, availability of inventory from suppliers, the receipt of FDA approval to market new products or applications and the timeliness of any approvals, the potential size of market opportunities associated with new products, market acceptance of new products or applications, and product defects. For a further list and description of such risks and uncertainties that could cause the actual results, performance or achievements of the company to be materially different from any anticipated results, performance or achievements, please see the company’s previously filed SEC reports. Spectranetics disclaims any intention or obligation to update or revise any financial projections or forward-looking statements, whether as a result of new information, future events or otherwise.

-Financial tables follow-

THE SPECTRANETICS CORPORATION

Condensed Consolidated Statements of Operations

(000’s, except per share data and percentages)

	Three Months Ended		Six Months Ended
	June 30,		June 30,

	2003	2002	2003	2002

Revenue	$6,545	$6,463	$13,522	$13,522
Cost of revenue	1,791	2,029	3,899	4,297

Gross margin	4,754	4,434	9,623	9,225
Gross margin %	73%	69%	71%	68%
Operating expenses:
Selling, general and administrative	3,826	3,716	7,696	7,417
Research, development and other technology	908	1,242	1,832	2,435
Proxy contest and settlement obligations	—	1,837	—	1,837

Total operating expenses	4,734	6,795	9,528	11,689

Operating income (loss)	20	(2,361)	95	(2,464)
Other income, net	33	102	99	188

Net income (loss)	$53	$(2,259)	$194	$(2,276)

Earnings (loss) per common and common equivalent share — basic and diluted—	$0.00	$(0.09)	$0.01	$(0.10)

Weighted average shares outstanding
Basic	24,225	23,806	24,105	23,741
Diluted	25,059	23,806	24,989	23,741

THE SPECTRANETICS CORPORATION

Condensed Consolidated Balance Sheets
(000’s)

	June 30,	December 31,
	2003	2002

Assets
Current assets
Cash, cash equivalents and securities	$12,308	$11,430
Accounts receivable	3,715	4,042
Inventories	2,249	2,125
Other current assets	1,016	676

Total current assets	19,288	18,273
Property, plant and equipment, net	3,537	3,478
Restricted cash -	1,124	1,123
Other assets	929	962

Total assets	$24,878	$23,836

Liabilities and stockholders’ equity
Current liabilities -	7,807	7,765
Non-current liabilities -	205	216
Stockholders’ equity -	16,866	15,855

Total liabilities and stockholders’ equity	$24,878	$23,836

THE SPECTRANETICS CORPORATION

Supplemental Financial Information

	2002			2003

	2nd Qtr	3rd Qtr	4th Qtr	1st Qtr	2nd Qtr

Laser sales summary:
Laser sales from inventory	2	9	4	2	1
Laser sales from evaluation/rental units	3	6	6	6	1

Total laser sales	5	15	10	8	2
Worldwide installed base summary:
Laser sales from inventory	2	9	4	2	1
Rental placements	0	0	0	2	2
Evaluation placements	7	7	5	1	9

Laser placements during quarter	9	16	9	5	12
Buy-backs/returns during quarter	(5)	(3)	(3)	(4)	(5)

Net laser placements during quarter	4	13	6	1	7
Total lasers placed at end of quarter	341	354	360	361	368
(000’s, except per share and percentages)
Laser Revenue:
Equipment sales	$461	$1,245	$934	$761	$182
Rental fees	391	329	345	311	260

Total	852	1,574	1,279	1,072	442
Disposable products revenue	4,552	4,649	5,293	5,017	5,192
Service revenue	963	925	983	929	975
Total revenue	6,463	7,157	7,418	6,977	6,545
Gross margin (%)	69%	67%	69%	70%	73%
Selling, general and administrative expenses	3,716	3,556	3,698	3,870	3,826
Research, development and other technology expenses	1,242	1,096	979	924	908
Proxy contest and settlement obligations	1,837	—	—	—	—
Total operating expenses	6,795	4,652	4,677	4,794	4,734
Operating income (loss)	(2,361)	142	418	75	20
Net income (loss)	(2,259)	227	488	141	53
Net income (loss) per share basic and diluted	(.09)	0.01	0.02	0.01	0.00
Cash flow generated (used)*	617	202	(2,430)	555	323

*	Represents net change in “cash, cash equivalents and securities” and “investment securities, non-current” as presented on the condensed consolidated balance sheets for the periods presented.

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